PRATT-THOMAS & GUMB, CPAs

Smart People. Smart Business.

525 EAST BAY STREET, SUITE 100
POST OFFICE BOX 973
CHARLESTON, SOUTH CAROLINA 29402
(843) 722-6443 • (843) 723-2647 FAX
E-Mail: cpa@p-tg.com
www.p-tg.com

BARRY D. GUMB
HAROLD R. PRATT-THOMAS, JR.
LYNNE LORING KERRISON
ROY STRICKLAND
PATRICIA B. WILSON
RUDOLPH S. THOMAS

November 9, 2006

Mr. John Sanford
President
Wilson Brothers USA, Inc.
507 North Street
Beaufort, SC 29906

Dear Mr. Sanford:

This is to confirm that the client-auditor relationship between Wilson Brothers USA, Inc. (Commission File Number 000-51095) and Pratt-Thomas & Gumb, CPAs has ceased. Communication of the firm's resignation was previously was made orally on October 20, 2006 by Mr. Rudolph Thomas, and given in writing to Ms. Karen House, Interim CFO of Numo Manufacturing.

Sincerely,

Pratt-Thomas, Gumb & CPAs

PRATT-THOMAS & GUMB CPAs